Exhibit 10.40

EMPLOYMENT OFFER LETTER ADDENDUM

March 15, 2022

Matthew Fernand

Dear Matthew,

Reference is made to that certain offer letter between you and Seritage Growth Properties (the “Company”), dated May 15, 2015 (the “Offer Letter”). Capitalized terms that are not defined herein shall have the meanings assigned to such terms in the Offer Letter.

In recognition of the contributions that you have made, and which we expect you to continue to make, to the success of the Company, the Compensation Committee of the Board of Trustees of the Company has approved certain amendments to your Offer Letter as well as a retention cash bonus for you in an aggregate amount equal to $1,593,750 representing one hundred fifty percent (150%) of the sum of (i) your current base salary ($425,000), (ii) your current target annual cash bonus opportunity ($318,750), and (iii) your current target annual equity incentive opportunity ($318,750), each as determined in accordance with your Offer Letter, and less all applicable withholdings and deductions (the “Retention Bonus”). The Retention Bonus will be payable as provided below for your service through the twenty-four month anniversary of the date hereof (the “Retention Period”), subject to all of the terms and conditions of this Offer Letter addendum (this “Addendum”), which terms shall be deemed to be added to the terms of your Offer Letter.

1. Retention Bonus.

(a) Except as otherwise provided in clause 1(b) below, you will be entitled to the Retention Bonus on the dates and in the amounts set forth on Schedule 1 (each such date, a “Payment Date”), subject in each case to your remaining actively employed in good standing with the Company through each respective Payment Date. The Retention Bonus will be paid on the Company’s first regular payroll date following each respective Payment Date.

(b) If your employment is terminated by the Company without Cause (as defined below) or you resign for Good Reason prior to any Payment Date during the Retention Period, the following amounts will be added as additional components of the severance benefits to which you are entitled: (i) any remaining unpaid portion of the Retention Bonus as of the effective date of your termination of employment; (ii) an amount equal the salary that would have been paid to you for the period beginning on the effective date of your termination of employment and ending on the expiration of the Retention Period; and (iii) an amount equal to (1) the sum of your target annual cash bonus plus your target annual equity award value, multiplied by 2.0, such product minus (2) the total amount of your target annual cash bonus and target annual equity award bonus value paid to you in the ordinary course of business prior to the effective date of your termination of employment for the performance years covered by the Retention Period, (collectively clauses (i), (ii) and (iii), the “Additional Severance Payments”). Your entitlement to payment of the Additional Severance Payments will be conditioned on your execution and non-revocation of the Company’s standard form general release of claims against the Company. For the avoidance of doubt, the Additional Severance Payments are intended to be in addition to, and not in lieu of, any severance

[Signature Page to Retention Bonus Addendum]

payments to which you are entitled under the terms of your Offer Letter or pursuant to the Company’s general policies and practices.

(c) If you cease to be actively employed in good standing with the Company prior to any Payment Date during the Retention Period other than in the circumstances described in clause 1(b) above, you will forfeit all rights to receive any remaining unpaid portion of the Retention Bonus.

(d) For purposes of this Addendum and your rights to receive the Retention Bonus and the Additional Severance Payments, “Cause” means, (i) a material breach by you (other than a breach resulting from your incapacity due to death or a Disability) of your duties and responsibilities, which breach is demonstrably willful and deliberate on your part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company or the Company’s affiliates and is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or (ii) the indictment of you of a felony (other than vehicular-related). For this purpose, “Disability” means disability as defined under the Company’s long-term disability plan (regardless of whether you are a participant under such plan) or if no such plan exists, your inability by reason of disability to perform your duties for 180 consecutive days.

2. Offer Letter Amendments.

(a) Your annual bonus for the 2022 calendar year will be paid, if you are actively employed on the payment date in the normal course in 2023, in the amount of your annual bonus target incentive opportunity, and there will be no performance metrics applicable to your 2022 annual bonus.

(b) The 2021 annual equity awards to be granted in 2022 will be comprised entirely of time-based restricted stock units (with no portion of your annual target equity award bonus being allocated to performance-based restricted stock units) (the “2021 Annual Equity Grants”). Consistent with prior time-based restricted stock grants, the 2021 Annual Equity Grants will vest ratably over three-years based on the first three anniversaries of the date of grant, subject to acceleration in the event of a termination of your employment by the Company without Cause, by you for Good Reason, or in the event the 2021 Annual Equity Grants are not assumed in a transaction that is a change-in-control of the Company.

(c) Beginning with grants made in the calendar year 2023, in lieu of an annual equity grant, the value of your annual target equity award bonus will be awarded in the form of cash, rather than in the form of an equity award, and, unless otherwise determined by the Compensation Committee of the Board of Trustees of the Company at the time of grant, the cash awards will be subject to the same time-based vesting conditions as are applicable to the 2021 Annual Equity Grants set forth in Section 2(b) above.

(d) Notwithstanding anything to the contrary in your Offer Letter or an applicable equity award agreement, in the event your employment is terminated by the Company without Cause or you resign for Good Reason, all of your outstanding unvested equity awards will vest, effective as of the effective date of your termination of employment; provided that for any performance-based unvested equity awards, such awards will vest on a prorated basis (based on the portion of the performance period that has lapsed as of the effective date of your termination of employment) with performance measured as of the effective date of your termination of employment.

3. Miscellaneous.

IF = IF 2 = 1 1 00 * IF COMPARE SECTION 1 = "1" 1 = 1 1 010 = 1 DOCPROPERTY "CUS_DocIDChunk0" 28119724.v12

(a) The Retention Bonus, Additional Severance Payments, and any other compensatory payments set forth in this Addendum will be subject to the withholding of any taxes required to be withheld under applicable federal, state and local law. You will not have any right to transfer, assign, pledge, alienate or create a lien on the Retention Bonus or Additional Severance Payments, and the right to the Retention Bonus and the Additional Severance Payments is not assignable by you. The Retention Bonus and Additional Severance Payments are unfunded and unsecured and are payable out of the general funds of the Company. Nothing in this Agreement is intended to suggest any guaranteed period of continued service and your service to the Company will at all times continue to be terminable by you or the Company. The Retention Bonus and any Additional Severance Payments payable pursuant to this Addendum are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and this Addendum will be construed and administered consistent with that intent.

(b) This Addendum shall be considered an amendment to your Offer Letter, and any prior addendum thereto, pursuant to the terms thereof. All other terms and conditions set forth in the Offer Letter, except as specifically modified by this Addendum, shall continue in full force and effect.

(c) Except to the extent that the information contained in the Addendum is required to be publicly disclosed under the applicable rules and regulation of the Securities and Exchange Commission, the amount of the Retention Bonus and Additional Severance Payments for which you are eligible is confidential and should not be discussed with anyone (including co-workers).

(d) This Addendum constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements, and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to any retention bonus or changes to the Company’s cash bonus program, annual equity grant program and severance entitlements.

(e) This Addendum may be executed via PDF or facsimile and in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IF = IF 3 = 1 1 00 * IF COMPARE SECTION 1 = "1" 1 = 1 1 010 = 1 DOCPROPERTY "CUS_DocIDChunk0" 28119724.v12

We look forward to your continued contributions to the success of the Company. Please acknowledge your acceptance of the terms of this Addendum and return it to the Company as soon as possible.

Sincerely,

Seritage Growth Properties.

By:

Name: Andrea Olshan

Title: CEO & President

Acknowledged and agreed:

Matthew Fernand

Date:

[Signature Page to Retention Bonus Addendum]

[Signature Page to Retention Bonus Agreement]

SCHEDULE 1

Payment Dates

24 Month Retention Payment Date	Amount
July 15, 2022	$199,218.75
November 15, 2022	$199,218.75
March 15, 2023	$398,437.50
July 15, 2023	$199,218.75
November 15, 2023	$199,218.75
March 15, 2024	$398,437.50